Exhibit 19.1

Sana Biotechnology, Inc.
Insider Trading Compliance Policy

(Effective as of July 31, 2024)

Contents

Page

I.	Summary	2
II.	Statement of Policies Prohibiting Insider Trading	3
III.	Explanation of Insider Trading	4
IV.	Statement of Procedures to Prevent Insider Trading	8
V.	Additional Prohibited Transactions	11
VI.	Rule 10b5-1 Trading Plans, Section 16, and Rule 144	12
VII.	Post-Termination Transactions	15
VIII.	Miscellaneous	15

i

Sana Biotechnology, Inc.
Insider Trading Compliance Policy

(Effective as of July 31, 2024)

Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and providing material nonpublic information to others so that they can trade. Violating such laws can undermine investor trust, harm the reputation of Sana Biotechnology, Inc. (together with its subsidiaries, the “Company”), and result in your dismissal from the Company as well as serious criminal and civil charges against you and the Company.

This Insider Trading Compliance Policy (this “Policy”) outlines your responsibilities to avoid insider trading and implements certain procedures to help you avoid even the appearance of insider trading.

I. Summary

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of material nonpublic information relating to the security. Insider trading is a crime. The criminal penalties for violating insider trading laws include imprisonment and fines of up to $5 million for individuals and $25 million for entities. Insider trading may also result in civil penalties, including disgorgement of profits and civil fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company‑imposed sanctions, including removal or dismissal for cause.

This Policy applies to all officers, directors, and employees of the Company. The Compliance Officer may from time to time also determine, in his or her sole discretion, that this Policy applies to additional persons with regular access to material nonpublic information or who have duties to the Company that would make it appropriate for them to be covered by this Policy, such as certain contractors or consultants. As someone subject to this Policy, you are responsible for ensuring that your family members, all persons with whom you share a household, and all persons who are your economic dependents also comply with this Policy. This Policy also applies to any entities you control, including entities whose transactions in securities you influence, direct, or control, including any corporations, partnerships, or trusts, and transactions by such entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. The foregoing persons and entities are referred to in this Policy as your “Controlled Parties.” This Policy extends to all activities within and outside your Company duties. Every officer, director, employee, and any other persons made subject to this Policy, must review this Policy.

Questions regarding this Policy should be directed to the person responsible for the administration of this Policy (for purposes of this Policy, the “Compliance Officer”), currently the Company’s General Counsel. In the absence of the Compliance Officer, responsibility for administering this Policy will rest with the Chief Financial Officer or such other employee as may be designated by the Compliance Officer.

In all cases, as someone subject to this Policy, you bear full responsibility for ensuring your compliance with this Policy, and also for ensuring that your Controlled Parties are in compliance with this Policy.

Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy.

II. Statement of Policies Prohibiting Insider Trading

No Trading on Material Nonpublic Information; No Disclosure of Material Nonpublic Information.

No person subject to this Policy shall transact in any type of security while in possession of material nonpublic information relating to the security or the issuer of such security, whether the issuer of such security is the Company or any other company.

If you are in possession of material nonpublic information about the Company, you are also prohibited from: disclosing it to anyone within the Company other than on a “need-to-know” basis; disclosing it to anyone outside of the Company, including family, friends, business associates, investors or consulting firms, without prior written authorization from the Compliance Officer; or using it to express an opinion or make a recommendation about trading in the Company’s securities.

In addition, material nonpublic information about another company that you learn through your service with the Company is subject to these same restrictions with respect to disclosure and trading and you cannot use that information to trade in securities. You must handle the confidential information of third parties in accordance with any applicable non-disclosure agreements and other obligations that the Company has with these third parties and limit your use of the confidential information to the purpose for which it was disclosed.

Officers, directors and certain employees, consultants, and contractors are subject to additional trading restrictions described in Section IV.A of this Policy (Blackout Periods).

These prohibitions do not apply to the following transactions (“Trading Exceptions”):

• purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;

• exercises of stock options where the purchase price is paid in cash and there is no associated market activity (although a “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);

• bona fide gifts of the Company’s securities;

• net share withholding and sell-to-cover transactions with respect to equity awards where shares are withheld by the Company or sold on your behalf (as applicable)

upon vesting of equity awards in order to satisfy tax withholding obligations, either (x) as required by either the Board of Directors (or a committee thereof) or the award agreement governing such equity award or (y) as you elect, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout to which you are subject is not in place and you are not in possession of material nonpublic information; provided, however, that this exception does not apply to any other market sale for the purposes of paying required withholding; or

• purchases or sales of the Company’s securities made pursuant to any Trading Plans adopted in compliance with Section VI.A of this Policy (Rule 10b5-1 Trading Plans).

III. Explanation of Insider Trading

“Insider trading” refers to the purchase or sale of a security while in possession of material nonpublic information relating to the security or the issuer of the security.

“Securities” includes stocks, bonds, notes, debentures, options, warrants, and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls, or other derivative securities.

A. What Facts Are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the fact is likely to have a significant effect on the market price of the security.

Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material. Examples of material information include (but are not limited to) information about clinical trial results; significant collaboration and/or license or partnership arrangements; proposed securities offerings or other capital raising events; new discoveries or products; regulatory actions or developments; earnings information and quarterly results; guidance on earnings estimates; mergers, acquisitions, tender offers, joint ventures, or changes in assets; changes in control of the Company or changes in senior management; new products, contracts with suppliers, or developments regarding suppliers or other service providers (e.g., the acquisition or loss of a contract); changes in auditors or auditor notification that the issuer may no longer rely on an audit report; events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of securityholders, public or private sales of additional securities or information related to any additional funding); bankruptcies or receiverships; regulatory investigations or litigation-related developments involving the Company; and regulatory approvals or changes in regulations and any analysis of how they affect the Company. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

Questions regarding material information should be directed to the Compliance Officer. A good rule of thumb: When in doubt, do not trade.

B. What Is Nonpublic?

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through newswire services such as Dow Jones, Reuters, Bloomberg, Business Wire, The Wall Street Journal, Associated Press, or United Press International; a broadcast on widely available radio or television programs; publication in a widely available newspaper, magazine, or news website; a Regulation FD-compliant conference call; or public disclosure documents filed with the U.S. Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. Note that, depending on the Company’s previous disclosure history, simply posting information to the Company’s website may not be sufficient disclosure to make the information public.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow at least two full trading days following publication as a reasonable waiting period before such information is deemed to be public.

C. Who Is an Insider?

“Insiders” include officers, directors, and any employees of a company or anyone else who has material nonpublic information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material nonpublic information relating to the company’s securities. Insiders may not trade in the Company’s securities while in possession of material nonpublic information relating to such securities or the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a “need-to-know” basis. As someone subject to this Policy, you are responsible for ensuring that your Controlled Parties also comply with this Policy.

D. Trading by Persons Other Than Insiders

Insiders may be liable for communicating or tipping material nonpublic information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders can also be liable for insider trading, including tippees who trade on material nonpublic information tipped to them or individuals who trade on material nonpublic information that has been misappropriated. Insiders may be held liable for tipping even if they receive no personal benefit from tipping and even if no close personal relationship exists between them and the tippee.

Tippees inherit an insider’s duties and are liable for trading on material nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E. Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material nonpublic information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

• SEC administrative sanctions;

• securities industry self-regulatory organization sanctions;

• civil injunctions;

• damage awards to private plaintiffs;

• disgorgement of all profits;

• civil fines for the violator of up to three times the amount of profit gained or loss avoided;

• civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1 million or three times the amount of profit gained or loss avoided by the violator;

• criminal fines for individual violators of up to $5 million ($25 million for an entity); and

• jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), may also be violated in connection with insider trading.

F. Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may have material nonpublic information. The SEC aggressively investigates even small insider trading violations.

G. Examples of Insider Trading

Examples of insider trading cases include actions brought against officers, directors, and employees who traded in a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members, and other tippees of such officers, directors, and employees who traded in the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer is also subject to, among other things, criminal prosecution, including up to $5 million in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports could also be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

H. Prohibition of Records Falsification and False Statements

Section 13(b)(2) of the 1934 Act requires companies subject to the 1934 Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (i) any person from falsifying records or accounts subject to the above requirements, and

(ii) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors, and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public. Falsifying records or accounts or making materially false, misleading, or incomplete statements in connection with an audit or filing with the SEC could also result in criminal penalties for obstruction of justice.

IV. Statement of Procedures to Prevent Insider Trading

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading.

A. Blackout Periods

Quarterly Blackout Periods.

The period during which the Company prepares quarterly financials is a sensitive time for insider trading purposes, as Company personnel may be more likely to possess, or be presumed to possess, material nonpublic information. To avoid the appearance of impropriety and assist Company personnel in planning transactions in the Company’s securities for appropriate times, no officer, director, employee, or any other person identified by the Company pursuant to this Policy (collectively, “Covered Persons”) shall conduct any transaction involving any security of the Company during the period beginning at market close on the 21st day following the last day of the fiscal quarter of the Company and ending upon completion of the second full trading day after the filing of the Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, for such fiscal quarter or during any other trading suspension period declared by the Company, except for the transactions identified as Trading Exceptions in Section II of this Policy.

Any transaction in the Company’s securities made during a blackout period may be subject to greater scrutiny for potential violations of federal insider trading laws, even if the individual engaging in such transaction is not subject to or specifically prohibited from engaging in such transaction under this Policy. Accordingly, if you are subject to quarterly blackout periods, you should ensure that your Controlled Parties also comply with such quarterly blackout periods. Even if you are not specifically identified as a Covered Person subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.

Event-Specific Blackout Periods.

From time to time, events will occur that are material to the Company and cause certain individuals to be in possession of material nonpublic information. When that happens, the Company will recommend that those in possession of the material nonpublic information suspend all trading in the Company’s securities until the information is no longer material or has been publicly disclosed.

When such event-specific blackout periods occur, those subject to it will be notified by the Company. The event-specific blackout period will not be announced to those not subject to it, and those subject to it or otherwise aware of it should not disclose it to others.

Even if the Company has not notified you that you are subject to an event-specific blackout period, if you are aware of material nonpublic information about the Company, you should not trade in Company securities. Any failure by the Company to designate you as subject to an event-specific blackout period, or to notify you of such designation, does not relieve you of your obligation not to trade in the Company’s securities while in possession of material nonpublic information. Exceptions to the blackout period policies described above may be approved only by the Company’s General Counsel or Chief Financial Officer or, in the case of exceptions for directors, the Board of Directors or Audit Committee of the Board of Directors.

B. Preclearance of All Transactions by All Officers, Directors, and Certain Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including, without limitation, acquisitions and dispositions of Company stock, the exercise of stock options, elective transactions under 401(k)/ESPP/deferred compensation plans, the sale of Company stock issued upon exercise of stock options, and the entry into, or termination of, a Trading Plan or Modification (each as defined below)) by certain identified Covered Persons (each, a “Preclearance Person”) must be precleared by the Company’s General Counsel or Chief Financial Officer (or their designees), except for the transactions identified as Trading Exceptions in Section II of this Policy. Preclearance does not relieve you of your responsibility under SEC rules.

A request for preclearance may be oral or in writing (including by e-mail), should be made at least two business days in advance of the proposed transaction, and should include the identity of the Preclearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction, and the number of shares or other securities to be involved. In addition, the Preclearance Person must certify, in the form approved by the General Counsel or Chief Financial Officer (or their designees), that such Preclearance Person is not aware of material nonpublic information about the Company. The General Counsel or Chief Financial Officer (or their designees) shall have sole discretion to decide whether to clear any contemplated transaction. The General Counsel (or designee) shall have sole discretion to decide whether to clear transactions by the Chief Financial Officer or persons or entities subject to this Policy as a result of their relationship with the Chief Financial Officer. The Chief Financial Officer (or designee) shall have sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel. All transactions that are precleared must be effected within five business days of receipt of the preclearance, or such other shorter period of time as may be specified by the General Counsel or Chief Financial Officer (or their designees) in the preclearance, unless a specific exception has been granted by the General Counsel or Chief Financial Officer (the “Preclearance Period”). A precleared transaction (or any portion of a precleared transaction) that has not been effected during the applicable Preclearance Period must be precleared again prior to execution. Notwithstanding receipt of preclearance, if the

Preclearance Person becomes aware of material nonpublic information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

None of the Company, the General Counsel or Chief Financial Officer (or their designees), or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance submitted pursuant to this Section IV.B. Notwithstanding any preclearance of a transaction pursuant to this Section IV.B, none of the Company, the General Counsel or Chief Financial Officer (or their designees), or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.

C. Information Relating to the Company

1. Access to Information

Access to material nonpublic information about the Company, including the Company’s business, earnings, or prospects, should be limited to officers, directors, and employees of the Company on a “need-to-know” basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on other than a “need-to-know” basis.

In communicating material nonpublic information to employees of the Company, all officers, directors, and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2. Inquiries From Third Parties

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed via email to the General Counsel or the Chief Financial Officer.

D. Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

All officers, directors, and employees should take all steps and precautions necessary to restrict access to, and secure, material nonpublic information by, among other things:

• maintaining the confidentiality of Company-related transactions;

• conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;

• restricting access to documents and files (including computer files) containing material nonpublic information to individuals on a “need-to-know” basis (including maintaining control over the distribution of documents and drafts of documents);

• promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;

• disposing of all confidential documents and other papers once there is no longer any business need and there is otherwise no legal or business retention requirement, including through shredders when appropriate;

• restricting access to areas likely to contain confidential documents or material nonpublic information;

• safeguarding laptop computers, cell phones, tablets, memory sticks, and other items that contain confidential information; and

• avoiding the discussion of material nonpublic information in places where the information could be overheard by others, such as in elevators, restrooms, hallways, restaurants, airplanes, or taxicabs.

Personnel involved with material nonpublic information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

V. Additional Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors, employees, and any other person identified as subject to this Policy shall comply with the following policies with respect to certain transactions in the Company securities:

A. Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, as noted below, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.

B. Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the transacting party is trading based on material nonpublic information. Transactions in options by anyone subject to this Policy may also focus that person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

C. Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow the transacting party to lock in much of the value of such person’s stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. Such transactions allow the transacting party to continue to own the covered securities, but without the full risks and rewards of ownership. When any person subject to this Policy, engages in such transactions, such person may no longer have the same objectives as the Company’s other stockholders. Therefore, such transactions involving the Company’s equity securities are prohibited by this Policy.

D. Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank, or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is also prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

E. Partnership Distributions

Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

VI. Rule 10b5-1 Trading Plans, Section 16, and Rule 144

A. Rule 10b5-1 Trading Plans

The Company permits its directors, officers, and employees to adopt written trading plans adopted in accordance with the terms of Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and all applicable state laws (a “Trading Plan”) in order to mitigate the risk of insider trading. Trading Plans allow for individuals to enter into a prearranged trading plan as long as the Trading Plan is not established or modified during a blackout period or when the individual is otherwise in possession of material nonpublic information. To be approved by the Company and have the trades thereunder qualify as Trading Exceptions under this Policy, any Trading Plan adopted by a Covered Person must be submitted to and approved by the Compliance Officer or designee (or, if such Trading Plan is being adopted by the Compliance Officer, then the Company’s Chief Executive Officer, Chief Financial Officer, or either of their designees), or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”) and must also comply with the requirements for Trading Plans set forth in Attachment B. In addition, the Covered Person must, prior to entry into the Trading Plan, submit a request for, and obtain, preclearance to enter into the Trading Plan in accordance with the procedures described in Section IV.B above (Preclearance of All Transactions by All Officers, Directors, and Certain Employees).

The Company reserves the right to publicly announce, or respond to inquiries from the media regarding, the implementation of Trading Plans or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan or, if the Company is unable to effectuate any such action, to require the individual who has adopted such Trading Plan to suspend, discontinue, terminate, or adopt a Modification to terminate any planned transactions under such Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

The cashless exercise of options under Trading Plans is permitted only through “same-day sales,” in which the option holder does not pay for the stock up front, but rather receives cash equal to the difference between the stock value and option exercise price. Transactions prohibited under Section V of this Policy, including short sales and hedging transactions, may not be carried out through a Trading Plan.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Authorizing Officer (or designee), or the Company’s other employees assume any liability for any delay in reviewing and/or refusing a Trading Plan submitted for approval nor the legality or consequences relating to a person entering into or trading under a Trading Plan.

B. Section 16: Insider Reporting Requirements, Short-Swing Profits, and Short Sales (Applicable to Officers, Directors, and 10% Stockholders)

1. Reporting Obligations Under Section 16(a): SEC Forms 3, 4, and 5

Section 16(a) of the 1934 Act generally requires all officers, directors, and 10% stockholders (“Section 16 Insiders”), within 10 days after becoming a Section 16 Insider, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3, listing the amount of the Company’s stock, options, and warrants that the Section 16 Insider beneficially owns. Following the initial filing on SEC Form 3, changes in beneficial ownership of the Company’s stock, options, and warrants must be reported on SEC Form 4, generally within two business days after the date on which such change occurs, or in certain cases on Form 5, within 45 days after fiscal year-end. The two business-day Form 4 deadline begins to run from the trade date rather than the settlement date. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of Company stock made within six months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of Company stock made within six months after an officer or director ceases to be a Section 16 Insider must be reported on Form 4.

2. Recovery of Profits Under Section 16(b)

For the purpose of preventing the unfair use of information that may have been obtained by a Section 16 Insider, any profits realized by a Section 16 Insider from any “purchase” and “sale” of Company stock during a six-month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The Section 16 Insider is liable, even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any material nonpublic information.

The Section 16 Insider liability under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company stockholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4, or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s Annual Report on Form 10-K or its proxy statement for its annual meeting of stockholders (“Proxy Statement”), in each case, filed with the SEC. No suit may be brought more than two years after the date the profit was realized. However, if the Section 16 Insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s Proxy Statement.

Officers and directors should consult the attached “Short-Swing Profit Rule Section 16(b) Checklist” attached hereto as Attachment B in addition to consulting the General Counsel prior to engaging in any transactions involving the Company’s securities, including, without limitation, the Company’s stock or options or warrants to purchase such stock.

3. Short Sales Prohibited Under Section 16(c)

Section 16(c) of the 1934 Act absolutely prohibits Section 16 Insiders from making short sales of the Company’s equity securities. Short sales include sales of stock that the Section 16 Insider does not own at the time of sale, or sales of stock against which the Section 16 Insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Section 16 Insiders violating Section 16(c) face criminal liability.

You should consult the General Counsel if you have any questions regarding reporting obligations, short-swing profits, or short sales under Section 16.

C. Rule 144 (Applicable to Section 16 Insiders)

Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.” “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction, or chain of transactions, not involving a public offering. “Control securities” are any securities owned by directors, executive officers, or other “affiliates” of the issuer, including stock purchased in the open market and stock received upon exercise of stock options. Sales of Company securities by affiliates (generally, Section 16 Insiders of the Company) must comply with the requirements of Rule 144, which are summarized below:

• Current Public Information. The Company must have filed all SEC-required reports during the last 12 months.

• Volume Limitations. Total sales of Company common stock by a covered individual for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common stock, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144 notice of the sale (“Form 144”).

• Method of Sale. The shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person or member of the Board of Directors must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Company common stock for his own account on a regular and continuous basis.

• Notice of Proposed Sale. A Form 144 must be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.

If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.

VII. Post-Termination Transactions

If you are aware of material nonpublic information when you terminate your service with the Company, you may not trade in Company securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to your transactions in Company securities upon your termination of service.

VIII. Miscellaneous

Protected Activity. Nothing in this Policy, or any related guidelines or other documents or information provided in connection with this Policy, shall in any way limit or prohibit you from engaging in any of the protected activities set forth in the Company’s Policies and Procedures for Complaints Regarding Accounting, Internal Accounting Controls, Fraud or Auditing Matters, as amended from time to time (the “Whistleblower Policy”).

Reporting of Violations. If you believe someone is violating this Policy or otherwise using material nonpublic information to trade securities, you should report it to the Compliance Officer, or if the Compliance Officer is implicated in your report, then in accordance with the Whistleblower Policy.

Amendments. The Company reserves the right to amend this Policy at any time, for any reason, and with or without notice, subject to applicable laws, rules, and regulations, although it will attempt to provide notice in advance of any change. Unless otherwise permitted by this Policy, any amendments must be approved by the Board of Directors of the Company.

Attachment A

Requirements for Rule 10b5-1 Trading Plans

For transactions under a Trading Plan to be exempt from (A) the prohibitions in the Insider Trading Compliance Policy (the “Policy”) of Sana Biotechnology, Inc. (the “Company”) with respect to transactions made while aware of material nonpublic information and (B) the preclearance procedures and blackout periods established under the Policy, a Trading Plan must comply with the affirmative defense set forth in Rule 10b5‑1 and meet the requirements set forth below (“Trading Plan Requirements”). Capitalized terms used herein without being defined have the meanings given to them in the Policy.

1. The Trading Plan must be in writing and signed by the person adopting the Trading Plan.

2. The Trading Plan must be adopted at a time when:

a. the person adopting the Trading Plan is not aware of any material nonpublic information about the securities of the Company or the Company; and

b. there is no quarterly, special, or other trading blackout in effect with respect to the person adopting the Trading Plan.

3. The Trading Plan must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5‑1, and the person adopting the Trading Plan must act in good faith with respect to the Trading Plan.

4. The Trading Plan must include representations that, on the date of adoption of the Trading Plan, the person adopting the Trading Plan:

a. is not aware of material nonpublic information about the securities of the Company or the Company; and

b. is entering into the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

5. The person adopting the Trading Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Trading Plan and must agree not to enter into any such transaction while the Trading Plan is in effect.

6. The first trade under the Trading Plan may not occur until (i) with respect to directors, officers, or other affiliates of the Company (as defined under Rule 144), the expiration of a cooling‑off period expiring on the later of (a) 90 calendar days after the adoption of the Trading Plan and (b) the end of the second business day after the filing by the Company of its financial results in a Form 10‑Q or Form 10‑K for the completed fiscal quarter in which the Trading Plan was adopted (but in no event will such period remain in effect for more than 120 days after adoption of the Trading Plan); or (ii) with respect to all other persons, the 60th day after the adoption of the Trading Plan.

7. The person adopting a Trading Plan may not have an outstanding (and may not subsequently enter into any additional) Trading Plan except as permitted by Rule 10b5‑1. For example, as contemplated by Rule 10b5-1, a person may adopt a new Trading Plan before the scheduled termination date of an existing Trading Plan, so long as the first scheduled trade under the new Trading Plan does not occur prior to the last scheduled trade(s) of the existing Trading Plan and otherwise complies with these guidelines. Termination of the existing Trading Plan prior to its scheduled termination date may impact the timing of the first trade or the availability of the affirmative defense for the new Trading Plan; therefore, persons adopting a new Trading Plan are advised to exercise caution and consult with the Compliance Officer (or designee) prior to the early termination of an existing Trading Plan.

8. Any modification or change to the amount, price, or timing of transactions under a Trading Plan (a “Modification”) is deemed the termination of the Trading Plan and the adoption of a new Trading Plan. Therefore, a Modification is subject to the same conditions and requirements as a new Trading Plan as set forth in the Policy and these Trading Plan Requirements.

9. A person may adopt a Trading Plan designed to cover a single trade only once in any consecutive 12-month period except as otherwise permitted by Rule 10b5‑1.

10. If the person that adopted a Trading Plan terminates the Trading Plan prior to its stated duration, they may not trade in the Company’s securities until after the expiration of 60 calendar days following such termination, and then only in accordance with the Policy.

11. Any person who has adopted a Trading Plan must promptly notify the Company of any termination of such Trading Plan, including any suspension of trading under such Trading Plan. Additionally, prior to adopting any Modification or terminating a Trading Plan, Preclearance Persons must obtain approval from an Authorizing Officer and must obtain preclearance in accordance with the procedures described in the Policy.

12. If the Trading Plan grants discretion to a stockbroker or other person with respect to the execution of trades under the Trading Plan:

a. trades made under the Trading Plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the Trading Plan;

b. the person adopting the Trading Plan may not confer with the person administering the Trading Plan regarding the Company or its securities; and

c. the person administering the Trading Plan must provide prompt notice to the Company of the execution of any transaction pursuant to the Trading Plan.

13. All transactions under the Trading Plan must be in accordance with applicable law.

14. A Trading Plan (including any Modification) must meet such other requirements as the Compliance Officer may determine.

15. Any Trading Plans adopted or modified prior to February 27, 2023 are permitted to continue in place until all trades are executed thereunder or they expire by their terms (“Grandfathered Plans”). If the person adopts a Modification of a Grandfathered Plan on or after February 27, 2023, then such Modification must meet all of the requirements set forth herein and in the Policy.

Attachment B

Short-Swing Profit Rule Section 16(b) Checklist

Note: ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six months of each other by an officer, director, or 10% stockholder (or any family member living in the same household or certain affiliated entities) results in a violation of Section 16(b), and the “profit” must be recovered by Sana Biotechnology, Inc. (the “Company”). It makes no difference how long the shares being sold have been held or, for officers and directors, that you were an insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six-month period. Capitalized terms used herein without being defined have the meanings given to them in the Company’s Insider Trading Compliance Policy (the “Policy”).

Sales

If a sale is to be made by an officer, director, or 10% stockholder (or any family member living in the same household or certain affiliated entities):

1. Have there been any purchases by the insider (or family members living in the same household or certain affiliated entities) within the past six months?

2. Have there been any option grants or exercises not exempt under Rule 16b-3 within the past six months?

3. Are any purchases (or nonexempt option exercises) anticipated or required within the next six months?

4. Has a Form 4 been prepared?

Note: If a sale is to be made by an affiliate of the Company, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144?

Purchases And Option Exercises

If a purchase or option exercise for Company stock is to be made:

1. Have there been any sales by the insider (or family members living in the same household or certain affiliated entities) within the past six months?

2. Are any sales anticipated or required within the next six months (such as tax-related or year-end transactions)?

3. Has a Form 4 been prepared?

Before proceeding with a purchase or sale, consider whether you are aware of material nonpublic information that could affect the price of the Company stock. All transactions in the Company’s securities by officers and directors must be precleared in accordance with the preclearance procedures described in the Policy.